Exhibit 15.1

October 23, 2014

William Lyon Homes

Newport Beach, California

With respect to this Amendment No. 1 to the registration statement on Form S-3 of William Lyon Homes, we acknowledge our awareness of the use therein of our report dated September 15, 2014 related to our review of the interim financial information of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by independent auditors, or a report prepared or certified by independent auditors within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington